Exhibit 10.76

December 15, 2006

SmarTire Systems Inc.
13151 Vanier Place, Suite 150
Richmond, British Columbia
V6V 2J1

Re: May 27 2005 $1.5 million 5% convertible debenture

With respect to the $125,000 monthly payments that, under the terms of the above referenced convertible debenture, were scheduled to commence on September 1, 2005, which such payment commencement date has been previously extended (i) on October 21, 2005 to January 1, 2006 (ii) on January 3, 2006 to April 1, 2006 (iii) on April 3, 2006 to May 1, 2006, (iv) on May 1, 2006 to August 1, 2006 and (v) on July 31, 2006 to November 1, 2006, Cornell agrees to provide SmarTire with a further extension to March 31, 2007 to commence such monthly payments.

Yours very truly,

Cornell Capital Partners, LP

/s/ Mark Angelo
By: Mark Angelo
Its: President and Portfolio Manager